UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

October 16, 2008
Date of report (Date of earliest event reported)

HMN FINANCIAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-24100	41-1777397
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1016 Civic Center Drive Northwest PO Box 6057 Rochester, Minnesota	55903-6057
(Address of Principal Executive Offices)	(Zip Code)
(507) 535-1200
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

The information in this section is being furnished to, but not filed with, the Securities and Exchange Commission.

On October 20, 2008, HMN Financial, Inc. (HMN) issued a press release that included financial information for its quarter and nine months ended September 30, 2008.  A copy of the press release is attached as Exhibit 99 to this Form 8-K and incorporated by reference into this Item 2.02.

Item 2.06     Material Impairments.

On October 16, 2008, HMN management determined that a loan with an outstanding balance of approximately $12.0 million had become impaired and should be fully reserved.  The impairment related indirectly to the charges of fraud against businessman Tom Petters and the bankruptcy of Petters Company, Inc. (PCI).  The Bank issued a commercial loan in April 2003 to a company that in turn loaned money to PCI.  The Bank took a security interest in receivables from PCI as collateral for its commercial loan.  It now appears that fraudulent misrepresentations were made about the collateral.  The loan in question was current prior to the discovery of the apparent fraud, which remains under investigation.  The financial capability of the borrower to repay the loan is uncertain due to the pervasive impact that the apparent fraud has had on the borrower’s financial position which raises substantial doubt regarding future collections on the loan.

HMN does not expect the impairment to result in any future cash expenditures.

Item 9.01.     Financial Statements and Exhibits

(c) Exhibits (the following exhibit is furnished to the SEC)

Exhibit Number	Description

99	Press release dated October 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HMN FINANCIAL, INC.

Date:	October 21, 2008	/s/	Jon Eberle
Jon Eberle
Senior Vice President,
Chief Financial Officer and Treasurer

EXHIBIT INDEX

No.	Description	Manner of Filing
99	Press release dated October 20, 2008	Filed Electronically